Exhibit 99.2
STATEMENTS OF CONDITION — Unaudited

(in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
ASSETS

Cash and due from banks	$1,167,824	$2,189,252	$32,136
Interest-bearing deposits	—	—	8,602,233
Federal funds sold	3,130,000	3,450,000	500,000
Available-for-sale securities net of unrealized losses	2,654,814	2,253,153	2,641,996
Held-to-maturities
Long-term securities	9,776,282	10,519,282	9,935,079
Certificates of deposit	—		300,000
Advances	88,858,753	94,348,751	104,463,598
Mortgage loans, net of allowance for credit losses	1,287,770	1,317,547	1,430,899
Loans to other FHLBanks	—	—	—
Accrued interest receivable	320,730	340,510	411,500
Premises, software and equipment	14,046	14,792	13,817
Derivative assets	9,246	8,280	11,463
Other assets	19,761	19,339	16,217

TOTAL ASSETS	$107,239,226	$114,460,906	$128,358,938

LIABILITIES AND CAPITAL

Liabilities

Deposits
Interest-bearing demand	$7,942,668	$2,616,812	$2,306,887
Non-interest bearing demand	6,254	6,499	7,528
Term	28,000	7,200	58,000

Total deposits and borrowings	7,976,922	2,630,511	2,372,415

Consolidated obligations, net:
Bonds	72,408,203	74,007,978	69,582,076
Discount notes	19,815,956	30,827,639	48,721,626

Total consolidated obligations	92,224,159	104,835,617	118,303,702

Mandatorily redeemable capital stock	105,192	126,294	139,961

Accrued interest payable	330,715	277,788	385,121
Affordable Housing Program	145,660	144,489	128,368
Payable to REFCORP	13,873	24,234	41,815
Derivative liabilities	850,911	746,176	1,031,771
Other liabilities	216,168	72,506	132,658

Total liabilities	101,863,600	108,857,615	122,535,811

Capital
Capital Stock	4,827,626	5,058,956	5,413,026
Unrestricted retained earnings	671,519	688,874	488,895
Accumulated other comprehensive income/(loss):
Net unrealized gains (losses) on AFS Securities	11,521	(3,409)	(33,994)
Non-credit portion of OTTI on held-to-maturity securities, net of accretion	(106,612)	(110,570)	(9,938)
Net unrealized gains (losses) on hedging activities	(20,551)	(22,683)	(28,312)
Employee supplemental retirement plans	(7,877)	(7,877)	(6,550)

Total capital	5,375,626	5,603,291	5,823,127

TOTAL LIABILITIES AND CAPITAL	$107,239,226	$114,460,906	$128,358,938

Statements of Income — Unaudited

	Three Months Ended
	March 31
(In thousands)	2010	2009
INTEREST INCOME
Advances	$149,640	$502,222
Interest-bearing deposits	830	8,918
Federal funds sold	1,543	68
Available-for-sale securities	5,764	8,519
Held-to-maturity securities
Long-term securities	98,634	126,820
Certificates of Deposit	—	508
Mortgage loans held for portfolio	16,741	19,104
Loans to other FHLBanks and other	—	—

Total interest income	273,152	666,159

INTEREST EXPENSE
Consolidated obligations	164,812	433,085
Deposits	892	777
Mandatorily redeemable capital stock	1,495	878
Cash collateral held and other borrowings	—	37

Total interest expense	167,199	434,777

NET INTEREST INCOME	105,953	231,382

Provision for credit losses on mortgage loans	709	443

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	105,244	230,939

OTHER INCOME
Service fees	1,045	985
Instruments held at fair value — unrealized gain(loss)	(8,419)	8,313

Total OTTI losses	(3,873)	(15,203)
Portion of loss recognized in other comprehensive income	473	9,938

Net impairment losses recognized in earnings	(3,400)	(5,265)

Net gain (loss) on derivatives and hedging activities	(363)	(13,666)
Net realized gain from sale of securities	708	440
Loss on extinguishment of debt and other	15	46

Total other income	(10,414)	(9,147)

OTHER EXPENSES
Operating	19,236	18,094
Finance Board and Office of Finance	2,418	1,967
Other	—	—

Total other expenses	21,654	20,061

INCOME BEFORE ASSESSMENTS	73,176	201,731

Affordable Housing Program	6,126	16,557
REFCORP	13,410	37,035

Total assessments	19,536	53,592

NET INCOME	$53,640	$148,139